Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE Tuesday, March 9, 2010	Contact: Keoni Wagner (808) 838-6778 Keoni.Wagner@HawaiianAir.com

Hawaiian Airlines Expands New Fleet with Another New Airbus A330 for Delivery in 2011

HONOLULU — With an eye on accelerating its plan to expand service in Asia and other markets, Hawaiian Airlines today announced the purchase of an additional Airbus A330-200 scheduled for delivery in the second quarter of 2011.

With this announcement, Hawaiian is now acquiring 10 new A330s with purchase rights available for five additional aircraft. The first three A330s to join Hawaiian’s fleet are scheduled to arrive in April, May and November of this year.

Mark Dunkerley, Hawaiian’s president and CEO, said, “Good financial performance has positioned us well to seize the opportunities to grow our business. The A330 is the right aircraft for our customers and our bottom line and acquiring this additional aircraft will allow us to better capitalize on improving demand as the economic recovery gets underway.”

Hawaiian’s firm commitments for the A330 deliveries to date are as follows:

Delivery Date
1. April 2010	Lease
2. May 2010	Lease
3. November 2010	Lease
4. 2nd Qtr 2011	Firm Order
5. 1st Qtr 2012	Firm Order
6. 2nd Qtr 2012	Firm Order
7. 1st Qtr 2013	Firm Order
8. 2nd Qtr 2013	Firm Order
9. 2nd Qtr 2013	Firm Order
10. 1st Qtr 2014	Firm Order

Like the other A330s that Hawaiian is acquiring, this newest aircraft will carry more passengers, fly farther, and be more fuel-efficient than the company’s existing widebody fleet of B767s.

Hawaiian’s new A330s will seat 294 passengers — 30 more than its current fleet — in a two-class configuration and have an operating range of 6,050 nautical miles that would allow Hawaiian to fly nonstop between Hawaii and points in eastern Asia and all of North America.

A highlight of Hawaiian’s A330s will be the state-of-the-art on-demand entertainment system installed in each seatback. A high-resolution LCD touch screen monitor will allow passengers to choose from a wide selection of movies and video programs, audio channels and video games. Each system will also include a USB port allowing passengers to connect their own media players. Passengers sitting in First Class will enjoy the added benefits of having a larger monitor and iPOD compatibility.

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In 2017, Hawaiian will continue to expand its fleet by taking the first delivery of six new A350XWB-800 (Extra Wide Body) aircraft from Airbus, with options to purchase an additional six aircraft. The next-generation fuel-efficient A350s will seat 322 passengers in a two-class configuration and have a range of 8,300 nautical miles that would allow Hawaiian to fly nonstop between Hawaii and Asia, Australasia, the Americas, and Europe.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2008 in the 19th annual Airline Quality Rating study. Hawaiian has also led all U.S. carriers in on-time performance for each of the past six years (2004-2009) and has been an industry leader in fewest misplaced bags during that same period (#1 from 2005-2007, #2 in 2008 and 2009) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline serving Hawaii.

Now in its 81st year of continuous service for Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.